Exhibit 10.1

Master Distribution Agreement

between

Creative Realities, Inc.

and

InReality, LLC

dated as of: June 19, 2020

Distribution Agreement

This Distribution Agreement (“Agreement”), dated as of June 19, 2020, is entered into by and between Creative Realities, Inc., a Minnesota corporation (“Master Distributor”), and InReality, LLC, a Wisconsin limited liability company (“Seller”, and together with Master Distributor, the “Parties”, and each, a “Party”).

RECITALS

A.              Master Distributor is in the business of providing and selling digital marketing technology and solutions to companies and organizations in the United States.

B.              Seller is in the business of developing, manufacturing, and selling digital temperature solutions, including the Goods (as defined below), and providing corresponding software-as-a-service platforms;

C.              Master Distributor wishes to purchase the Goods from Seller and resell the Goods to Customers (as defined below), subject to the terms and conditions of this Agreement; and

D.              Seller wishes to sell the Goods to Master Distributor and appoint Master Distributor as an exclusive distributor of the Goods in the Territory under the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms have the meanings set out in this Section, or in the Section in which they first appear in this Agreement.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity, or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, this Person.

“Agreement” means this Distribution Agreement (including all of its schedules, exhibits, and attachments), as the same may be amended from time to time.

“Business Day” means any day except Saturday, Sunday, or any day other than Saturday, Sunday, or a federal holiday.

“Claim” means any Action made or brought against a Person entitled to indemnification under Article XIV.

“Confidential Information” has the meaning set out in Article XI.

“Confirmation” has the meaning set forth in Section 6.03.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, regarding any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Customer” means a purchaser that is (a) a reseller or distributor, whether or not located in the Territory, who purchases Goods for resale to End Users located in the Territory or (b) an End User in the Territory.

“Defective” means not conforming to the warranties in Section 13.01.

“Defective Goods” means goods that are Defective, which for the avoidance of doubt, includes any Nonconforming Goods accepted by Master Distributor under Section 7.03.

“Delivery Date” means the delivery date for Goods ordered hereunder that is set out in a Purchase Order.

“Delivery Location” means the street address specified in the applicable Purchase Order.

“Disclosing Party” has the meaning set out in Section 11.01.

“Dispute” has the meaning set out in Section 17.13.

“Dispute Notice” has the meaning set out in Section 17.13.

“Effective Date” means the date first set out in the Preamble to this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“End User” means the final purchaser that (a) has acquired a Good from Master Distributor for (i) its own and its Affiliates’ use and not for resale, remarketing, or distribution or (ii) incorporation into its own services and (b) is an individual or entity, other than any Governmental Authority, located in the Territory. The term “End User” explicitly includes individuals or entities whose operations are headquartered within the Territory, but who acquire Goods from Master Distributor for its own and its Affiliates’ use outside of the Territory.

“Excess Goods” means Goods that, when counted together with all other Goods having the same UPC or SKU, as applicable, and received by Master Distributor under the same Purchase Order, are in excess of the quantities of the Goods ordered under that Purchase Order.

“Force Majeure Event” has the meaning set out in Section 17.16.

“Forecast” means, regarding any three-month period, a good faith, non-binding forecast of Master Distributor’s demand for each calendar month during the period, by Goods, which approximates, as nearly as possible, based on information available at the time to Master Distributor, the Purchase Orders Master Distributor will place in these future calendar months.

“Goods” means those goods that are identified in Schedule 1, as it may be revised by the Parties pursuant to Section 5.04 from time to time, including any Software developed by Seller which is embedded in the Goods. For the purposes of Section 7.03 and Section 7.05, Goods are deemed to include Nonconforming Goods.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority, or quasi-governmental authority (to the extent that the rules, regulations, or orders of this organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority, including, without limitation, with respect to COVID-19 or any other epidemic or pandemic illness.

“Initial Term” has the meaning set out in Section 10.01.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) semiconductor chips, mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the Laws of any jurisdiction throughout in any part of the world.

“Last-Time Buy Period” has the meaning set out in Section 5.04(a).

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

“Losses” has the meaning set out in Section 14.01.

“Manufacturer” has the meaning set out in Section 5.08.

“Master Distributor” has the meaning set out in the preamble of this Agreement.

“Master Distributor Contract” means any material contract or agreement to which Master Distributor is a party or to which any of its material assets are bound.

“Master Distributor Indemnitees” has the meaning set out in Section 14.01.

“Master Distributor’s Trademarks” means all Trademarks owned by or licensed to Seller and set out in Schedule 3.

“Nonconforming Good” means any good received by Master Distributor from Seller under a Purchase Order that: (a) is not a Good; (b) does not conform to the UPC or SKU listed in the applicable Purchase Order; or (c) on visual inspection, Master Distributor reasonably determines are otherwise Defective.

“Notice” has the meaning set out in Section 17.04.

“Notify” means to give Notice.

“Party” has the meaning set out in the Preamble to this Agreement.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations, and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

“Personnel” means agents, employees, or subcontractors engaged or appointed by Seller or Master Distributor, as applicable.

“Platform” means the software-as-a-service (SaaS) platform and related services including any documentation; modified versions of the Platform; enhancements; derivations; upgrades; data tables; software code; any application program interface (“API”), device driver interface, or any other interface developed by Seller and future versions of the Platform provided by Seller from time to time in connection with the Goods.

“Post-Term Resale Period” has the meaning set out in Section 10.06.

“Price” has the meaning set out in Section 5.02.

“Purchase Order” means Master Distributor’s then-current standard form purchase order.

“Purchase Order Transaction Terms” means any one or more of the following terms specified by Master Distributor in a Purchase Order pursuant to Section 6.02: (a) the Goods to be purchased, including the, UPC or SKU, as applicable; (b) the quantity of each of the Goods ordered; (c) the Delivery Date; (d) the unit Price for each of the Goods to be purchased; (e) the shipment date (f) the billing address; and (g) the Delivery Location.

“Receiving Party” has the meaning set out in Section 11.01.

“Renewal Term” has the meaning set out in Section 10.02.

“Representatives” means a Party’s Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns.

“Return Credit” with respect to any Good means a credit to Master Distributor in an amount equal to the Price less any price protection credits, but not including any early payment or prepayment discounts, if any.

“Seller” has the meaning set out in the Preamble of this Agreement.

“Seller Contract” means any material contract or agreement to which Seller is a party or to which any of its material assets are bound.

“Seller’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Seller.

“Seller’s Trademarks” means all Trademarks owned by or licensed to Seller and set out in Schedule 4.

“Software” means all software or programming provided by Seller that is integrated into, necessary for the proper operation of, or otherwise related to the Goods; provided, however, that “Software” shall not include (a) the Platform and (b) any API, device driver interface, or any other interface developed by Master Distributor from software owned by the Master Distributor or any third party to integrate into or interface with the Platform or any Software.

“Subsidiary” means any majority-owned direct or indirect subsidiary or Affiliate of Master Distributor.

“Term” has the meaning set out in Section 10.02.

“Territory” has the meaning set forth in a Territory Addendum, which territory may be expanded from time to time by agreement of the parties hereto as set forth in one or more Territory Addendums.

“Territory Addendum” means each territory addendum executed by the Parties from time to time substantially in the form of Addendum A, which sets forth, among other things, the Territory and Prices that shall be subject to this Agreement with respect to the Territory therein. Upon execution of a Territory Addendum by each Party, such Territory Addendum shall be deemed to be incorporated into and a part of this Agreement.

“Trademarks” means all rights in and to U.S. and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names, and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights, or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business, and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

“Warranty Period” has the meaning set out in the written warranty statement provided by Seller to End User as described in Section 13.01.

ARTICLE II

MASTER DISTRIBUTOR RIGHTS

Section 2.01 Exclusive Appointment. Seller appoints Master Distributor to act as its exclusive distributor, subject to the Minimum Order Obligations set forth in Addendum A and B, of Goods to Customers in each Territory during the Term and the Post-Term Resale Period in accordance with the terms and conditions of this Agreement, and Master Distributor accepts such appointment. The above appointment made herein establishes Master Distributor as the master distributor to Customers, including distributors, resellers, and End Users. Nothing contained herein shall restrict Master Distributor from having the right to obtain or retain the rights to resell any other goods, including goods that may compete with the Goods.

Section 2.02 Distributors, Resellers, and Referrals. Master Distributor may appoint distributors and establish reseller and referral programs as it determines appropriate in its sole and absolute discretion for the effective distribution of Goods under this Agreement. Master Distributor shall bear all costs related to any reseller or referral programs.

ARTICLE III

ORDER OF PRECEDENCE

Section 3.01 Order of Precedence. The express terms and conditions contained in this Agreement, the Territory Addendums and the Purchase Order Transaction Terms exclusively govern and control each Party’s respective rights and obligations regarding the purchase and sale of the Goods, and the Parties’ agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in a Territory Addendum or Purchase Order conflict with any terms and conditions contained in this Agreement, the order of precedence is: (a) the Purchase Order Transaction Terms of the relevant Purchase Order; (b) the Territory Addendum; (c) the Agreement; and (d) the remaining non-conflicting terms of the relevant Purchase Order.

Section 3.02 Additional or Different Terms. Without limiting the foregoing, any additional, contrary, or different terms contained in any Confirmation, invoices, or other communications, and any other attempt to modify, supersede, supplement, or otherwise alter this Agreement, are deemed rejected by Master Distributor and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.

ARTICLE IV

PROMOTION AND MARKETING

Section 4.01 Master Distributor Performance Obligations. Master Distributor shall:

(a)  use commercially reasonable efforts to market, promote, and resell the Goods to Customers;

(b)  maintain a place or places of business, including adequate office, storage, and warehouse facilities and all other facilities as required for Master Distributor to perform its duties under this Agreement;

(c)  purchase and maintain a representative quantity of the Goods sufficient for and consistent with Master Distributor’s Customers’ sales needs; provided, however, that Master Distributor will not be responsible under this Agreement for any failure to purchase or maintain a sufficient quantity of Goods caused by any act or omission by Seller or Manufacturer.

(d)  establish and maintain a sales and marketing organization sufficient to develop the market potential for the sale of the Goods, and independent sales representatives, a distribution organization, and facilities sufficient to make the Goods available for shipment by Master Distributor to each Customer;

(e) either directly or indirectly through all other resellers, require all End Users to agree to the Seller’s Terms of Use prior to accessing the Platform;

(f) create and launch marketing, promotion, and sales materials, campaigns, and programs to promote sales of the Goods to Customers; and

(g) not make any false or misleading representations or warranties to any Customer regarding Seller or the Goods.

Section 4.02 Seller Performance Obligations. Seller shall:

(a) provide any necessary information, material, and support as Master Distributor may reasonably request regarding the marketing, promotion, and sale of Goods and shall notify Master Distributor promptly in the event of any material changes in such information;

(b)  provide Master Distributor such marketing, promotional, sales, and technical literature and samples of Goods as Master Distributor may reasonably consider necessary to assist with the promotion of the Goods;

(c) clearly state that Master Distributor is the exclusive distributor of the Goods in the Territory (as long as Master Distributor has the right to be exclusive) in all public-facing documentation relating to the Goods, including, without limitation, on Seller’s website and in all marketing, promotional, and sales materials and press releases, except to the extent approved by advance written consent of Master Distributor;

(d) allow Master Distributor to participate in any marketing, promotion, and sales programs, campaigns, or events that Seller may make generally available to its authorized distributors of Goods; and

(e) refer all inquiries for the Goods that Seller receives directly to Master Distributor in each Territory.

ARTICLE V

AGREEMENT TO PURCHASE AND SELL THE GOODS

Section 5.01 Terms of the Sale. Seller shall make available and sell Goods to Master Distributor at the Prices and on the terms and conditions set out in this Agreement. Subject to Seller’s rights under Addendum A, Master Distributor is not required to purchase any minimum amount or quantity of the Goods.

Section 5.02 Price and Payment Terms. The prices (“Prices”) and payment terms for Goods sold under this Agreement in each Territory shall be set forth in a Territory Addendum to this Agreement. Except as set forth in a Territory Addendum, all Prices are exclusive of all costs and expenses relating to packing, crating, boxing, transporting, loading and unloading, customs, taxes, tariffs and duties, insurance, and any other similar financial contributions or obligations relating to the production, manufacture, sale, and delivery of the Goods. All Prices are firm and are not subject to increase or decrease for any reason, including changes in market conditions, increases in raw material, component, labor, or overhead costs or because of labor disruptions, or fluctuations in production volumes, except by mutual written agreement by the Parties in accordance with Section 17.10.

Section 5.04 Availability/Changes in Goods. Seller shall:

(a)  provide Master Distributor with six (6) months’ Notice before discontinuing a Good (the period of time from the delivery of Notice through the end of the notice period, the “Last-Time Buy Period”) and Master Distributor may, at its sole discretion, return any such discontinued Goods in its inventory in accordance with Section 7.04 or exercise its last-time buy rights under Section 5.05;

(b) provide and implement such updates to the Software and the Platform, and on such schedule, as reasonably necessary to maintain the full operation and functionality of the Goods and the Platform in accordance with Section 13.01, and notify Master Distributor at least seven (7) days before the date of any such update;

(c)  notify Master Distributor at least thirty (30) days before the date that Seller introduces any new version of a Good, a new good similar to a Good, or replacement of a Good and make such good available for resale by Master Distributor on or before the date it is first introduced in the marketplace and the parties shall negotiate in good faith for the pricing and other terms of such new Good; and

(d) not change any Goods or parts or accessories thereto, except as expressly contemplated in this Agreement, without fourteen (14) days’ Notice to Master Distributor.

The Parties may, upon mutual agreement, add or make changes to the Goods listed on, or remove certain Goods from, Schedule 1, in each case without obligation to modify or change any Goods previously delivered or to supply new Goods meeting earlier specifications.

Section 5.05 Last-Time Buy. Master Distributor may, but will have no obligation to, make last-time buys during the Last-Time Buy Period of enough Goods to fulfill its then-pending and Forecasted commitments to Customers. Seller shall use commercially reasonable efforts to supply the last time buy and is in no event required to supply any Good if Seller reasonably determines that (a) the Good is infringing or (b) the sale would violate any Law.

Section 5.06 Allocation. Subject to Section 5.04, Seller shall employ its best efforts to ensure the production and maintenance of a sufficient Goods inventory and production capacity to permit it to fill Master Distributor’s orders as set forth in any Forecast. In the event of any shortage of Goods in Seller’s inventory, Seller shall, on order by Master Distributor, ship to Master Distributor at least as many units of the Good as Seller ships to any other customer who has historically ordered similar quantities of Goods, taking into account all customers’ purchase histories and industries, among other things. If any Good is subject to limited availability at any time and Master Distributor has placed Purchase Orders for such Good, then either before or after the date such Good becomes subject to limited availability, Seller agrees to Notify Master Distributor before filling any Purchase Order for such Good, and Master Distributor has the right, in its sole discretion and without liability or penalty, to cancel any existing Purchase Order for such Good as the Master Distributor’s sole and exclusive remedy.

Section 5.07 Repurchase by Seller.

(a) Mandatory Repurchase. Upon Seller’s termination of this Agreement for any reason, Seller shall repurchase from Master Distributor all Goods remaining in Master Distributor’s inventory as of the date of such termination for which Master Distributor, its Affiliates, and any distributor or reseller have no outstanding commitments to any Customer.

(b) Optional Repurchase. If requested by Seller, Master Distributor may, at its sole discretion, resell Goods to Seller, provided that such repurchased Goods may only be used or sold by Seller outside the Territory.

(c) Repurchase Price. In any case of repurchase and resale under this Section 5.07, the repurchase price will be the most recent acquisition price paid to Seller by Master Distributor for the Goods.

Section 5.08 Certain Remedies of Master Distributor. Without limiting any other remedies to which Master Distributor is entitled under this Agreement, Master Distributor may, at its sole discretion:

(a) in the case of (i) the bankruptcy or dissolution of Seller that is not dismissed within thirty (30) days, contract directly with the manufacturer(s) of the Goods (the “Manufacturer”) to have Goods made, shipped, and delivered to Master Distributor in a manner otherwise consistent with the terms of this Agreement; or

(b) in the case that the Manufacturer either (i) fails to ship Goods to Master Distributor pursuant to the terms of the relevant Purchase Order and this Agreement or (ii) ships Defective Goods to Master Distributor, pursue directly against the Manufacturer any applicable right or remedy available to Master Distributor under this Agreement, at law, in equity, or otherwise.

ARTICLE VI

ORDER PROCEDURE

Section 6.01 Non-Binding Forecasts. At least quarterly Master Distributor shall provide Seller with Forecasts. The Forecasts are for information purposes only. Any Good quantities cited in or pursuant to this Agreement, except for quantities cited in a Purchase Order as firm, are preliminary and non-binding only. Master Distributor makes no representation or warranty as to the quantity of Goods that it will purchase, if any.

Section 6.02 Purchase Order. Master Distributor shall issue Purchase Orders to Seller in written form via facsimile, email, or US mail.

Section 6.03 Acceptance and Rejection of Purchase Orders. Seller shall confirm to Master Distributor the receipt of each Purchase Order issued hereunder (each, a “Confirmation”) within three (3) Business Days following Seller’s receipt thereof by Notice via facsimile, email, or US mail. Each Confirmation must reference Master Distributor’s Purchase Order number, confirm acceptance of the Purchase Order or, solely if permitted under this Section 6.03, advise Master Distributor of Seller’s rejection or modifications of such Purchase Order, the date of acceptance or rejection, and the basis for rejection and requested modification, if applicable. If a modification is requested the parties shall negotiate in good faith any such reasonably requested modifications by Seller. If Seller fails to issue a Confirmation within the time set forth in the first sentence of this Section 6.03, or otherwise commences performance under such Purchase Order, Seller will be deemed to have accepted the Purchase Order. Master Distributor may withdraw any Purchase Order prior to Seller’s acceptance (or deemed acceptance) thereof.

Section 6.04 Master Distributor’s Right to Terminate Purchase Orders. In addition to its rights under Section 10.03 to terminate all effective Purchase Orders in connection with the termination of this Agreement, Master Distributor may, in its sole discretion, without liability or penalty, terminate any Purchase Order with or without cause effective within ten (10) days from delivery of such Notice to Seller, and any funds paid to Seller on account of such Purchase Order shall be refunded promptly to Master Distributor or credited towards another Purchase Order of Master Distributor, as directed by Master Distributor.

Section 6.05 Effect of Termination of Purchase Orders. If any Purchase Order is terminated under this Article VI or Article X, in accordance with Master Distributor’s written direction, Seller shall immediately cease work and purchasing materials relating to fulfilling the Purchase Order.

Section 6.06 Master Distributor’s Right to Request Amendments to Purchase Orders. Master Distributor may, upon reasonable Notice to Seller, request changes to a Purchase Order. Within five (5) days after receiving such request, Seller shall Notify Master Distributor of all Purchase Order Transaction Terms impacts as it shall determine in good faith. Master Distributor may then submit an amended Purchase Order including the revised Purchase Order Transaction Terms set out in Seller’s Notice, which will be subject to acceptance, modification or rejection under Section 6.03.

ARTICLE VII

SHIPMENT AND DELIVERY

Section 7.01 Shipment and Delivery Requirements. Seller shall assemble, pack, mark, and ship Goods strictly in the quantities, by the methods, to the Delivery Locations, and by the Delivery Dates, specified in the applicable Purchase Order or this Agreement. Delivery times will be measured to the time that goods are actually received at the Delivery Location. Subject to Section 17.16, time, quantity, and delivery to the Delivery Location are of the essence of this Agreement. If Seller fails to comply with any of its delivery obligations under this Section 7.01, Master Distributor may, without limiting Master Distributor’s other rights under this Agreement or applicable Law, in Master Distributor’s sole discretion and at Seller’s sole cost and expense: (a) approve a revised Delivery Date or (b)  require expedited or premium shipment. Unless otherwise expressly agreed by the Parties in writing, Seller may not make partial shipments of goods to Master Distributor.

Section 7.02 Packaging and Labeling. Seller shall properly pack, mark, and ship Goods as instructed by Master Distributor and otherwise in accordance with applicable Law , and shall provide Master Distributor with shipment documentation showing the Purchase Order number, Seller’s identification number for the subject Goods, the quantity of units in shipment, the number of cartons or containers in shipment, Seller’s name, the bill of lading number, and the country of origin.

Section 7.03 Acceptance of Goods. Master Distributor shall inspect the Goods within ten (10) days of receipt to determine if the if the Goods are Defective and provide notice within such period to Seller of such Nonconforming Goods. If the Goods delivered under this Agreement are Nonconforming Goods or Excess Goods, Master Distributor may, at its sole option:

(a)	if such Goods are Nonconforming Goods within 10 days of receipt, either:

(i)  reject Nonconforming Goods (including entire lots of Goods) and return such Nonconforming Goods to Seller, at Seller’s expense and upon receipt of such NonConforming Goods, Seller shall refund all amounts paid for such NonConforming Goods plus any inspection, testing, shipping, handling, and transportation charges paid by Master Distributor; or

(ii)  require prompt correction or replacement of such Goods with Goods that are not Defective,

(b)  if such Goods are Excess Goods within ten (10) days of receipt, reject such Excess Goods and return such NonConforming Goods to Seller, at Seller’s expense and upon receipt of such NonConforming Goods, Seller shall for a refund, plus any inspection, testing, shipping, handling, and transportation charges paid by Master Distributor..

If a refund is provided by Seller, that shall be Master Distributors sole and exclusive remedy under this provision. Otherwise, in each case the exercise by Master Distributor of any other rights available to Master Distributor under this Agreement or pursuant to applicable Law shall not be limited. Master Distributor shall ship from any location, at Seller’s expense and risk of loss, the Nonconforming Goods or Excess Goods to the nearest authorized Seller location. If Master Distributor exercises its option to replace Nonconforming Goods, Seller shall, after receiving Master Distributor’s shipment of Nonconforming Goods, ship to Master Distributor, at Seller’s expense and risk of loss, the replaced Goods to the Delivery Location in a timely manner. Master Distributor will be deemed to have accepted delivered Goods if Master Distributor has not notified Seller that it is exercising its rights under subparagraphs (a) or (b) of this Section 7.03 within five (5) days after the Goods are actually received at the Delivery Location.

Section 7.04 Right of Return. Seller understands that Master Distributor anticipates entering into a distribution agreement(s) with third party distributor(s) (e.g., Synnex Corporation) (each a “Distributor”), and will grant the following rights to those Distributors, which Seller acknowledges and agrees to accommodate:

(a)             Distributor may return one (1) monthly set of shipments to Master Distributor’s warehouse location of any Goods that have been in Distributor’s inventory for over ninety (90) days (the “Eligible Products”), and Master Distributor shall issue a credit memo to Distributor for such return. Master Distributor shall be responsible for freight, insurance, taxes, duties and other costs of return and reshipment. No penalty or restocking charges shall apply, provided that the total value of the returned shipment does not exceed 25% of the previous three months aggregate purchases by such Distributor from Master Distributor.

(b)             Notwithstanding the foregoing, Distributor shall have the right, from the date of Master Distributor’s receipt of the first purchase order from Distributor only and carrying forward for one hundred eighty (180) days, to return for credit to Master Distributor without penalty or restocking charges, any Eligible Products. Upon request of Distributor, Master Distributor shall issue a Return Material Authorization Number in writing for the Eligible Products. Eligible Products shall be returned to Master Distributor and Master Distributor shall be responsible for freight, insurance, taxes, duties and other costs of return and reshipment. Master Distributor shall issue a credit memo to Distributor for the invoice price of the Eligible Products. If requested by Distributor, a Master Distributor representative shall be available to inspect returns at Distributor’s warehouse within ten (10) business days of request.

(c)             Seller shall promptly notify Master Distributor of the revision, enhancement or discontinuance of production of any Goods in order for Master Distributor to notify each Distributor. Within sixty (60) days after the receipt of such notice by Distributor and no more than sixty (60) days past the actual date of such revision, enhancement or discontinuance, Distributor may return to Master Distributor any Goods covered by that notice, freight prepaid. The amount of such shipment shall not be considered as a portion of that calculated under the guidelines stated in Section 7.04(a). Within thirty (30) days after receipt of the shipment, Master Distributor shall issue a credit memo to Distributor for the invoice price paid by Distributor for such Goods.

(d)             Seller shall allow Master Distributor to return, pursuant to Sections 7.04(a) through 7.04(c), any Goods that have been opened by any Distributor or reseller, provided such Goods are complete and in substantially new condition.

    For each Good returned to Master Distributor under this Section 7.04, once Seller verifies its quantity and quality, subject to Section 5.03, Seller and Master Distributor shall split the costs associated with such returns evenly.

Section 7.05 Title and Risk of Loss. Title and risk of loss to Goods shipped under any Purchase Order passes to Master Distributor upon delivery of the Goods to the Delivery Location. Title will transfer to Master Distributor even if Seller has not been paid for such Goods, provided that Master Distributor will not be relieved of its obligation to pay for Goods in accordance with the terms hereof. Seller will bear all risk of loss or damage regarding Goods until Master Distributor’s receipt of such Goods in accordance with the terms hereof.

Section 7.06 Price Decreases. The Parties may, from time to time and solely upon mutual agreement, choose to decrease the list price for the Goods. In the event of such price decrease, Seller shall promptly grant Master Distributor a corresponding price decrease and issue a credit memo for an amount equal to fifty percent (50%) of the amount by which the price was decreased for (a) any affected Goods ordered or purchased by Master Distributor, which either have not been shipped or delivered to Master Distributor, and (b) all Goods held in inventory by Master Distributor on the date of such price reduction. Inventory purchased from Master Distributor and still on hand in its Distribution Channel (i.e., its Distributors and resellers) shall be protected as stated above, with the credit for same flowing from Seller, through Master Distributor, to Master Distributor’s Distribution Channel. The provisions of this Section 7.06 (a) will only take effect for products received by Master Distributor after June 30, 2020.

Section 7.07 Best Prices. The Price for Goods, as amended from time to time, shall be at least as low as the lowest Price that seller offers to any of its distributors and resellers of the Goods in the applicable Territory. If Seller sells any Goods to any of its distributors and resellers of the Goods in the Territory at a price lower than the Price paid by Master Distributor, Seller shall immediately notify Master Distributor of the same. Master Distributor shall immediately thereafter receive such lower Price on such Goods and Seller shall issue a credit memo to Master Distributor for the difference between the Price paid by Master Distributor for all such Goods in Master Distributor’s inventory, less such lower Price.

ARTICLE VIII

INSTALLATION, SUBSCRIPTIONS, AND TECHNICAL SUPPORT

Section 8.01 Delivery to Customer; Installation. Master Distributor shall, at its sole cost, deliver and perform physical installation and setup of Goods and the Software purchased by an End User at the location designated by the End User.

Section 8.02 Subscription Services. Master Distributor and Seller shall collaborate on establishing market pricing for Platform subscriptions to be sold to End Users in connection with the Goods as set forth in the Territory Addendum. Master Distributor shall collect revenues attributable to Platform activation fees and monthly subscription fees (“Subscription Revenues”) directly from End Users. Seller will be entitled to the respective per-unit, one-time royalty fees set forth on the applicable Territory Addendum for each Platform activation and Platform subscription that has been paid to Master Distributor (such net amount, the “Seller Royalty”). No later than the thirtieth (30th) day after the end of each calendar quarter during the Term, Master Distributor shall calculate and remit to Seller the Seller Royalty attributable to the prior calendar quarter. Notwithstanding the foregoing, if the Subscription Revenues received by Master Distributor in any calendar month exceed $50,000, (a) Master Distributor shall calculate and remit to Seller the Seller Royalty attributable to that month no later than the thirtieth (30th) day after the end of that month; and (b) for the duration of the same calendar quarter, Master Distributor shall remit to Seller the Seller Royalty attributable to each remaining calendar month of such calendar quarter no later than the thirtieth (30th) day after the end of each such remaining calendar month. The Seller or, at its option, a certified public accountant paid by the Seller, during the Term and for two (2) years thereafter, but in no event more than once annually, shall have the right to examine and audit such records of the Master Distributor at reasonable times during normal business hours. All audit costs will be paid by the Seller if there is no underpayment of fees to the Seller.  In the event such audit discloses that the fees previously paid or reported as due to the Seller have been underpaid or under-reported as of the date of the audit, then Master Distributor shall immediately pay to Seller as applicable any difference between fees paid and fees actually owed and all expenses incurred by Seller in performing the audit.

Section 8.03 Ongoing Support. Master Distributor shall perform ongoing technical support for End Users with respect to the Goods, the Software, and the Platform in compliance with Service Level Agreement substantially in the form attached hereto as Exhibit A, to be agreed upon by the parties within 30 days of this Effective Date, as it may be amended from time to time (the “SLA”); provided, however, that Seller shall be solely responsible for, and shall promptly provide at its sole cost and expense, all technical support with respect to the Goods and the Software for all issues that (a) render any such item fully or substantially inoperable or inaccessible; (b) prevent any such item from functioning in accordance with the warranties in Section 13.01 in a material way; or (c) prevent End Users from using any of the major features or functionalities of any such item(i.e., Tier 3 issues). For purposes of this Section 8.03, Master Distributor and Seller, respectively, shall be responsible only for their respective costs and expenses arising from their respective duties under this Section 8.03 and the SLA. Any fees received by Master Distributor from End Users in connection with any installation, setup, maintenance, technical support, or other activities under this Article VIII will be excluded from the Seller Royalty.

Section 8.04 Customer Referrals. Seller shall refer and direct each End User of the Goods (whether such End User purchases Goods directly from Seller, directly or indirectly through the Master Distributor or otherwise, and whether or not the End User is located in the Territory) to the Master Distributor, so long as the Goods were originally purchased by a Customer or End User located or headquartered in the Territory. Seller shall not solicit or attempt to solicit any such End User to use any software or goods other than the Goods and the Platform.

Section 8.05 Seller Role with Resellers in Territory. Seller may, from time to time and with full knowledge of Master Distributor, manage the relationship with resellers of the Goods in the Territory, subject to approval of Master Distributor, at its sole discretion. In such cases, Master Distributor or a Distributor shall process and manage the fulfillment of orders for Goods. Subject always to the agreement of both Parties, situations where this would be deemed appropriate are limited to those where: (a) the Goods are sold by Seller as a component of a broader solution; (b) a reseller from outside the Territory sells to a Customer whose headquarters are outside the Territory, but whose final End User is located inside Territory and reseller desires Goods to be sourced in Territory; (c) a reseller has a conflict of interest with Master Distributor; (d) reseller is a system integrator or value-add reseller with both the desire and the ability to create a solution in which the Goods are a component and will desire Seller’s assistance, technical expertise, and tools such as APIs or SDKs, to integrate with other systems; or (e) Master Distributor, at its sole discretion, requests Seller to manage relationship with reseller directly. In any case above where Seller sells Goods directly to a reseller, Customer, End User, or other Person, Master Distributor will be entitled to the Seller Royalty set forth on Addendum A for each Good sold. Additionally, Master Distributor may perform Billing Support or Billing & Technical Support (both terms, as defined in Schedule 2) for any Good sold pursuant to this Section 8.05, in which case Master Distributor will be entitled to the fees set forth in Schedule 2 for each Good for which Master Distributor provides such services.

ARTICLE IX

USE OF SELLER’S INTELLECTUAL PROPERTY

Section 9.01 Use of Seller’s Name and Trademarks. Master Distributor and its authorized independent sales representatives, distributors, resellers, referral partners, successors, and assigns are authorized and licensed to:

(a)  use Trademarks, service marks and trade names of Seller and any third party licensed by Seller in connection with marketing, promoting, or reselling the Goods, as agreed to in writing by the Seller; and

(b) refer to itself as an authorized distributor of the Goods without limitation in the Territory.

Section 9.02 Use of Master Distributor’s Name and Trademarks. Seller is authorized and licensed to use Trademarks, service marks, and trade names of Master Distributor solely in connection with marketing and promoting the Goods and fulfilling Seller’s obligations under Section 4.02(c).

Section 9.03 Limited Have Made Rights. Solely in connection with Master Distributor’s exercise of its rights under Section 5.08(a), Master Distributor is granted a license to make and have made Goods under any Patent of Seller that is used in, implicated by, or otherwise connected with the manufacturing and production of Goods.

ARTICLE X

TERM; TERMINATION

Section 10.01 Initial Term. The term of this Agreement shall be deemed to have commenced on April 20, 2020 and will continue for a period of twelve (12) months thereafter, unless and until earlier terminated as provided under this Agreement or applicable Law (the “Initial Term”).

Section 10.02 Renewal Term. Upon expiration of the Initial Term, this Agreement automatically renews for additional successive twelve (12) month terms unless and until (a) Master Distributor provides Notice of nonrenewal at least sixty (60) days before the end of the then-current term (a) Seller provides Notice of nonrenewal at least six (6) months before the end of the then-current term or (b) earlier terminated as provided under this Agreement or applicable Law (each, a “Renewal Term”, and together with the Initial Term, the “Term”). If the Term is renewed for any Renewal Term(s) pursuant to this Section 10.02, the terms and conditions of this Agreement during each such Renewal Term are the same as the terms in effect immediately prior to such renewal, subject to any change agreed to by the Parties in accordance with Section 17.07. If Master Distributor or Sellers provides timely Notice of its intent not to renew this Agreement, then, subject to Section 10.01, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then-current Term.

Section 10.03 Master Distributor’s Right to Terminate the Agreement. Master Distributor may terminate this Agreement (including all related Purchase Orders in accordance with Section 6.04), on Notice to Seller:

(a)    except as otherwise specifically provided under this Section 10.03, if Seller is in material breach of any representation, warranty, or covenant of Seller under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Seller within a commercially reasonable period of time under the circumstances, in no case exceeding fifteen (15) days following Seller’s receipt of Notice of such breach;

(b)  if Seller:

(i)  files or has filed against it, a petition for voluntary or involuntary bankruptcy, or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law and such case is not dismissed within 30 days;

(ii)  seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts;

(iii)  makes or seeks to make a general assignment for the benefit of its creditors; or

 (iv)  applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(c)  in the event of a Force Majeure Event affecting Seller’s performance of this Agreement for more than thirty (30) consecutive days;

(d)  if, without obtaining Master Distributor’s prior written consent, (i) Seller sells, leases or exchanges a material portion of Seller’s assets, (ii) Seller merges or consolidates with or into another Person, or (iii) a change in Control of Seller occurs, unless in the case of a merger or consolidation of Seller with another Person, Seller is the surviving entity and has a net worth greater than or equal to its net worth immediately prior to the merger or consolidation; or

(e)  at its option and for any reason upon ninety (90) days’ written notice to Seller.

Any termination under this Section 10.03 is effective on Seller’s receipt of Master Distributor’s Notice of termination or any later date set out in the Notice.

Section 10.04 Seller’s Right to Terminate for Cause. Seller may terminate this Agreement (including all related Purchase Orders) on Notice to Master Distributor:

(a)  except as otherwise specifically provided under this Section 10.04, if Master Distributor is in material breach of any representation, warranty, or covenant of Master Distributor under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by Master Distributor within a commercially reasonable period of time (in no case exceeding fifteen (15) days after Master Distributor’s receipt of Notice of such breach).

(b)  if Master Distributor:

(i)     files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, that is not dismissed within 30 days;

(ii)  seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts;

(iii)  makes or seeks to make a general assignment for the benefit of its creditors;

(iv)  applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(c)  in the event of a Force Majeure Event affecting Master Distributor’s performance of this Agreement for more than thirty (30) consecutive days; or

(d)  if, without obtaining Seller’s prior written consent, which shall not be unreasonably withheld, (i) Master Distributor sells, leases or exchanges a material portion of Master Distributor’s assets, (ii) Master Distributor merges or consolidates with or into another Person, or (iii) a change in Control of Master Distributor’s occurs, unless in the case of a merger or consolidation of Master Distributor with another Person, Master Distributor is the surviving entity and has a net worth greater than or equal to its net worth immediately prior to the merger or consolidation.

Any termination under this Section 10.04 is effective on Master Distributor’s receipt of Seller’s Notice of termination or any later date set out in the Notice.

Section 10.05 Effect of Expiration or Termination.

(a)  Unless Master Distributor directs otherwise, any termination under Section 10.03 automatically terminates all related Purchase Orders under Article VI. Unless Seller directs otherwise, any termination under Section 10.04 automatically terminates all related Purchase Orders under Article VI.

(b)  Upon the expiration or earlier termination of this Agreement:

(i)  each Party shall promptly return to the other Party or destroy all documents and tangible materials (and any copies thereof) containing, reflecting, incorporating, or based on the other Party’s Confidential Information;

(ii)  each Party shall promptly permanently erase all of the other Party’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems. Each Party shall destroy any such copies upon the normal expiration of its backup files; and

(iii)  each Party shall promptly certify in writing to the other Party that it has complied with the requirements of this clause.

(c)  The Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of the terminating Party’s rights or remedies under this Agreement, at law, in equity, or otherwise.

(d) Notwithstanding the provisions of Section 17.03, in the case that this Agreement is terminated for any reason, the Parties shall continue to perform such obligations and provide such services and all fees are paid for such Goods shipped and services performed for the fees set forth under this Agreement as necessary to ensure that the Platform and the Software continue to operate for the life of the respective Goods in same condition as if this Agreement were still fully in effect.

Section 10.06 Post-Term Resale Period. On the expiration or earlier termination of this Agreement, Master Distributor may, in accordance with the applicable terms and conditions of this Agreement, sell off its existing inventories of Goods for a period of six (6) months following the last day of the Term (the “Post-Term Resale Period”)

ARTICLE XI

CONFIDENTIALITY

Section 11.01 Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services, Forecasts, confidential information, and materials comprising or relating to Intellectual Property Rights, Trade Secrets, third-party confidential information, and other sensitive or proprietary information; such information, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information excludes information that, at the time of disclosure and as established by documentary evidence:

(a)  is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Article XI by the Receiving Party or any of its Representatives;

(b)  is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)  was known by or in the possession of the Receiving Party or its Representatives before being disclosed by or on behalf of the Disclosing Party; or

(d)  was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

Section 11.02 Protection of Confidential Information. The Receiving Party shall:

(a)  protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)  not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)  not disclose any such Confidential Information to any Person, except:

(i)  to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement;

(ii)  pursuant to applicable Law, provided that the Receiving Party shall first provide the Disclosing Party with: (A) prompt Notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order, or other remedy; and (B) reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure; or

(iii) pursuant to Master Distributor’s obligations under the applicable securities Laws and the regulations of any exchange on which Master Distributor’s securities are traded.

The Receiving Party shall be responsible for any breach of this Article XI caused by any of its Representatives. The provisions of this Article XI shall survive termination or expiration of this Agreement for any reason for a period of two (2) years after such termination or expiration. On the expiration or earlier termination of this Agreement, the Receiving Party and its Representatives shall, pursuant to Section 10.05(b), promptly return or destroy all Confidential Information and copies thereof that it has received under this Agreement.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

Section 12.01 Seller’s Representations and Warranties. Seller represents, warrants, and covenants to Master Distributor that:

(a)  it is a limited liability company organized, validly existing, and in good standing in the jurisdiction of its organization/formation;

(b)  it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required or purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)  it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement, and to perform its obligations under this Agreement;

(d)  the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of Seller;

(e) the execution, delivery, and performance of this Agreement by Seller will not violate, conflict with, require consent under, or result in any breach or default under:

(i) any of Seller’s organizational documents;

(ii) any applicable Law; or

(iii) with or without notice or lapse of time or both, the provisions of any Seller Contract;

(f)  when executed and delivered by each of Master Distributor and Seller, this Agreement will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity; and

(g)  it is now and at all times will remain in material compliance with all Laws of the Territory and Seller Contracts applicable to this Agreement, the Goods, the Software, the Platform, and the operation of its business.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 12.01 and 13.01, Seller EXPRESSLY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, CONCERNING THE GOODS, SERVICES AND DELIVERABLES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE ARE HEREBY DISCLAIMED.

Section 12.02 Master Distributor’s Representations and Warranties. Master Distributor represents, warrants, and covenants to Seller that:

(a)  it is a corporation duly organized, validly existing, and in good standing in the jurisdiction of its incorporation;

(b)  it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)  it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement, and to perform its obligations under this Agreement;

(d)  the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of Master Distributor;

(e)  the execution, delivery, and performance of this Agreement by Master Distributor will not violate, conflict with, require consent under, or result in any breach or default under:

(i)  any of Master Distributor’s organizational documents;

(ii)  any applicable Law; or

(iii)  with or without notice or lapse of time or both, the provisions of any Master Distributor Contract; and

(f)  when executed and delivered by each of Seller and Master Distributor, this Agreement will constitute the legal, valid, and binding obligation of Master Distributor, enforceable against Master Distributor in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally, or the effect of general principles of equity.

(g)  it is now and at all times will remain in material compliance with all Laws of the Territory and Master Distributor Contracts applicable to this Agreement and the operation of its business.

(h)  no goods, nor the manufacture, marketing, sale, and use of the goods, or software, nor anything in or contemplated by this Agreement, used in conjunction with the Software, Platform or the Goods infringes on any third-party Intellectual Property Rights.

ARTICLE XIII

PRODUCT WARRANTIES

Section 13.01 Product Warranties. Seller warrants to Master Distributor that:

(a)  for a period of twelve (12) months from the date of initial delivery of the Good to any End User (the “Warranty Period”), such Good will conform with the specifications and documentation provided with the Good and will be free from defects in material and workmanship;

(a)	Goods are free of defects in design;

(c)  no claim, lien, or action exists or is threatened against Seller that would interfere with the marketing, use, or sale of the Goods;

(d)  no Goods, nor the manufacture, marketing, sale, and use of the Goods, the Software, the Platform, nor anything in or contemplated by this Agreement, infringes on any third-party Intellectual Property Rights;

(e)  Master Distributor will receive good and valid title to the Goods, free and clear of all encumbrances and liens of any kind;

(f)  the Goods are new and do not contain used or reconditioned parts;

(h) the Software and the Platform contain no harmful code, intentionally placed by Seller into the Software or Platform;

(i)  it has disclosed to Master Distributor in writing the existence of any third-party code, including open source code, that is included in or is provided in connection with the Goods, the Software, and the Platform, and that Seller and the Goods, the Software, and the Platform are in compliance with all licensing agreements applicable to such third-party code;

    Master Distributor may pass-through to End Users all warranties granted by Seller under this Agreement.

Section 13.02 Remedies for Breach of Warranties. During the Warranty Period, if Goods do not comply with the warranties in this Agreement, in addition to other remedies available at Law or in this Agreement, Seller shall, at Seller’s discretion, repair or replace such Defective Goods. For such Goods, Master Distributor shall ship, at Master Distributor’s expense and risk of loss, such allegedly Defective Goods to the nearest authorized Seller location (Hong Kong) and Seller will, at Seller’s expense and risk of loss, return any repaired or replaced Good to a location designated by Master Distributor in a timely manner.

Section 13.03 Recalls. If any Goods sold to Master Distributor are Defective and a recall campaign is necessary, only Seller may implement such recall campaign Without prejudice to Master Distributor’s rights under Section 13.01 and Section 13.02, if a recall campaign is implemented, at Master Distributor’s option and Seller’s sole cost, Seller shall promptly either repair or replace, or credit or refund Prices for, all such returned Goods .

ARTICLE XIV

INDEMNIFICATION

Section 14.01 Seller Indemnification.

(a)	Subject to the terms and conditions of this Agreement, including those set forth in Section 14.02, Seller shall indemnify, defend, and hold harmless Master Distributor and its Representatives, officers, directors, employees, agents, Affiliates, distributors, resellers, referral partners (and, for each of the foregoing that is an entity, their respective officers, directors, employees, and agents), successors, and permitted assigns (collectively, “Master Distributor Indemnitees”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by a Master Distributor Indemnitee or End User or awarded against a Master Distributor Indemnitee or End User (collectively, “Losses”), relating to, arising out of, or resulting from any Claim of a third party alleging: (a) breach or non-fulfillment of any representation, warranty, or covenant this Agreement by Seller or Seller’s Personnel; (b) any negligent or more culpable act or omission of Seller or its Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement; (c) any bodily injury, death of any Person, or damage to real or tangible personal property caused by the willful or negligent acts or omissions of Seller or its Personnel; or (d) any failure by Seller or its Personnel to comply with any applicable Laws in the Territory.

(b)	Subject to the terms and conditions of this Agreement, including those set forth in Section 14.02, Master Distributor shall indemnify, defend, and hold harmless Seller and its Representatives, officers, directors, employees, agents, Affiliates, distributors, resellers, referral partners (and, for each of the foregoing that is an entity, their respective officers, directors, employees, and agents), successors, and permitted assigns (collectively, “Seller Indemnitees”) against any and all Losses, relating to, arising out of, or resulting from any Claim of a third party alleging: (a) breach or non-fulfillment of any representation, warranty, or covenant this Agreement by Master Distributor or Master Distributor’s Personnel; (b) any negligent or more culpable act or omission of Master Distributor or its Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement; (c) any bodily injury, death of any Person, or damage to real or tangible personal property caused by the willful or negligent acts or omissions of Master Distributor or its Personnel; or (d) any failure by Master Distributor or its Personnel to comply with any applicable Laws in the Territory.

Section 14.02 Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, an indemnifying party is not obligated to indemnify or defend the indemnified party’s Indemnitee against any claim (whether direct or indirect) if such claim or corresponding Losses directly result from the indemnifying party Indemnitee’s or its Personnel’s: (a)  gross negligence or more culpable act or omission (including recklessness or willful misconduct); or (b)  bad faith failure to comply with any of its obligations set forth in this Agreement.

Section 14.03 Seller Intellectual Property Indemnification. Subject to the terms and conditions of Section 14.04, Seller shall defend (at Seller’s option), hold harmless, and indemnify Master Distributor Indemnitees from and against all Losses arising out of any third-party Claim alleging that any of the Goods, Software, Platform, or Master Distributor’s receipt or use thereof infringes any Intellectual Property Right; provided that the indemnification obligations under the foregoing clause shall not apply to infringement actions or claims to the extent that such actions or claims are based on or result from: (i) the use of any Goods, Software, Platform in violation of the terms of this Agreement or the Seller’s Terms of Use for the Goods, Software or Platform, (ii) any alteration or modification of the Goods, Software or Platform by any person other than by, on behalf or at the direction of Seller or its authorized agent, and provided the loss in question would not have occurred, in whole or in part, but for such unauthorized alteration or modification, (iii) any combination, operation or use of the Goods, Software or Platform with equipment or software not supplied, recommended or approved in writing by Seller, unless such use is performed by, on behalf or at the direction of Developer or its affiliates, and provided the loss in question would not have occurred, in whole or in part, but for such unsanctioned use, or (iv) compliance with information, directions, specifications or materials provided by Master Distributor or other sub distributor or reseller. In addition, if such a Claim is or is likely to be made, Seller shall, at its own expense, exercise the following as determined in the Seller’s discretion: (a) obtain for Master Distributor and its End Users the right to continue to use and sell the Goods consistent with this Agreement; (b) modify the Goods, Software, or Platform, as applicable, so they are non-infringing and in compliance with this Agreement; (c) replace the Goods, Software, or Platform with non-infringing ones that comply with this Agreement; or (d)   accept the cancellation and return (at Seller’s expense) of infringing Goods, Software, or Platform without Master Distributor or End Users having any cancellation liability and refund to Master Distributor and End Users any amount paid for such infringing Goods. The foregoing shall be Master Distributor’s sole remedy for an infringement claim of Goods, Software, Platform, or Master Distributor’s receipt or use thereof. If the Goods, Software, or Platform, or any part thereof, become, or in Seller’s opinion are likely to become, subject to a Claim that qualifies for intellectual property indemnification coverage under this Section 14.03, Seller shall, at its sole option and expense, Notify Master Distributor and End Users to cease using such Goods. Master Distributor shall Notify Seller of third-party Claims against Master Distributor and reasonably cooperate in the investigation, settlement, and defense of such Claims at Seller’s expense.

Section 14.04 Exceptions to Seller’s Intellectual Property Indemnification. Notwithstanding anything to the contrary in this Agreement, Seller is not obligated to indemnify or defend any Master Distributor Indemnitee against any claim under Section 14.03 if such claim or corresponding Losses arise out of or result from the circumstances described in Section 14.02(a) or Section 14.02(b).

ARTICLE XV

LIMITATION OF LIABILITY

Section 15.01 No Liability for Consequential or Indirect Damages. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY NOR ITS REPRESENTATIVES SHALL BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE BY MASTER DISTRIBUTOR OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH PARTY, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, NEITHER Under no circumstances whatsoever will EITHER PARTY be liable for any matter or matters that will exceed in the aggregate the amounts paid or payable for goods shipped or services performed to Seller the PRECEDING 12 months.

ARTICLE XVI

INSURANCE OBLIGATIONS

Section 16.01 Insurance. Without limiting Seller’s indemnification obligations under this Agreement, during the Term, Seller shall, at its own expense, maintain and carry in full force and effect at least the following types of insurance coverage, subject to the requirements set forth in Section 16.02: (a)  commercial general liability with limits of at least million dollars ($1,000,000) per occurrence, including bodily injury, property damage covering the Goods, and advertising liability, which policy will also include contractual liability coverage insuring the activities of Seller under this Agreement; (b)  worker’s compensation with limits no less than the minimum amount required by applicable law; and (c)  umbrella (excess) liability for the coverage in Section 16.01(a), with limits of one million dollars ($1,000,000) per occurrence.

Section 16.02 Insurance Contract Requirements. Seller shall ensure that all insurance policies required pursuant to Section 16.01: (a) are issued by insurance companies reasonably acceptable to Master Distributor; (b) provide that such insurance carriers give Master Distributor at least thirty (30) days’ prior Notice of cancellation or non-renewal of policy coverage, provided that, prior to such cancellation, Seller has new insurance policies in place that meet the requirements of this Article XVI; (c) provide that such insurance be primary insurance and any similar insurance in the name of and/or for the benefit of Seller shall be excess and non-contributory; (d) name Master Distributor and Master Distributor’s Affiliates, including, in each case, all successors and permitted assigns, as additional insureds; and (e) waive any right of subrogation of the insurers against Master Distributor or any of its Affiliates.

Section 16.03 Insurance Certificates. On Master Distributor’s reasonable request, Seller shall provide Master Distributor with copies of the certificates of insurance and policy endorsements for all insurance coverage required by this Article XVI, and shall not do anything to invalidate such insurance. This Section 16.03 shall not be construed in any manner as waiving, restricting, or limiting the liability of either Party for any obligations imposed under this Agreement (including but not limited to, any provisions requiring a party hereto to indemnify, defend, and hold the other harmless under this Agreement).

ARTICLE XVII

MISCELLANEOUS

Section 17.01 Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

Section 17.02 Entire Agreement. Subject to Article III, this Agreement, including and together with any related exhibits, schedules, attachments, and appendices, together with the Purchase Orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

Section 17.03 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein shall survive the expiration or earlier termination of this Agreement; and (b) Articles VIII, IX, XI, XIII, XIV, XV and Sections 10.05, 10.06, 17.04, 17.13, and 17.14 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement. All other provisions of this Agreement shall not survive the expiration or earlier termination of this Agreement.

Section 17.04 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”, and with the correlative meaning, “Notify”) shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered first class mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17.04.

Notice to Master Distributor:	Creative Realities, Inc. 13100 Magisterial Drive, Suite 100 Louisville, KY 40223 Attn: Will Logan, Chief Financial Officer

E-mail: will.logan@cri.com

With a copy (which shall not constitute notice) to:	Maslon LLP
3300 Wells Fargo Center 90 South 7th Street
Minneapolis, MN 55402
Attn: Bradley Pederson

E-mail: bradley.pederson@maslon.com

Notice to Seller:	InReality LLC N4372 Snyder Lake Road Neillsville, WI 54456
E-mail: ron.levac@inreality.com

Section 17.05 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

Section 17.06 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, this Agreement shall be modified to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 17.07 Amendment and Modification. No amendment to or modification of this Agreement or any Purchase Order is effective unless it is in writing and signed by an authorized Representative of each Party.

Section 17.08 Waiver. No waiver by any Party of any provision of this Agreement or any Purchase Order shall be effective unless it is in writing and signed by the Party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement: (i)  any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement; or (ii)  any act, omission, or course of dealing between the Parties.

Section 17.09 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties, or otherwise.

Section 17.10 Assignment. Except as otherwise set forth in Section 2.02, neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the other Party’s prior written consent. Any purported assignment or delegation in violation of this Section 17.10 shall be null and void.

Section 17.11 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

Section 17.12 No Third-Party Beneficiaries. Subject to Section 17.12(b), this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 17.13 Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), shall be submitted for negotiation and resolution to the Chief Executive Officer of Seller (or to such other person of equivalent or superior position designated by Seller in a written Notice to Master Distributor) and the Chief Executive Officer of Master Distributor (or to such other person of equivalent or superior position designated by Master Distributor in a written Notice to Seller), by delivery of written Notice (each, a “Dispute Notice”) from either Party to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties cannot resolve any Dispute within thirty (30) days after delivery of the applicable Dispute Notice, the Dispute shall be resolved exclusively by an action to be held in the federal and state courts sitting in the location of the defendant in such matter shall have exclusive jurisdiction. Such arbitration shall be commenced by the sending of a written notice by the aggrieved Party to the other Party, setting forth a statement of the grievance. The mailing of such notice shall commence the arbitration, and the award or decision in such arbitration shall be binding upon the Parties. Such award or decision may be entered as a judgment in such court or courts as may have jurisdiction in the matter. The losing Party in any action to enforce its rights or settle any disputes under this Agreement shall pay to the prevailing Party all of its costs and expenses paid or incurred in connection with such suit or action, including, without limitation, the prevailing Party’s reasonable attorneys’ fees, costs and expenses. THE PARTIES HEREBY INTENTIONALLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL OF THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY PROVISION CONTAINED IN THIS AGREEMENT.

Section 17.14 Governing Law. This Agreement, including all Purchase Order documents and exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its choice or conflict of laws rules. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

Section 17.15 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 17.16 Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events include, without limitation, natural disasters, embargoes, explosions, riots, wars, or acts of terrorism, epidemics, pandemics (excluding the COVID-19 pandemic in effect as of the date hereof), or any action, order, or other response by any federal, state, or local government authority related to any of the foregoing that directly prevents a Party from performing its obligations) (each, a “Force Majeure Event”). Either party’s financial inability to perform, changes in cost or availability of materials, components, or services, market conditions or supplier actions or contract disputes will not excuse performance by such party under this Section 17.16. Each party shall give the other prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. Each party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement.

Section 17.17 No Franchise or Business Opportunity Agreement. The Parties are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, employment, partnership, agency relationship, business opportunity, or franchise between Seller and Master Distributor. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of its personnel under this Agreement and will be solely responsible for their supervision, daily direction, and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, Master Distributor has the sole discretion to determine Master Distributor’s methods of operation, Master Distributor’s accounting practices, the types and amounts of insurance Master Distributor carries, Master Distributor’s personnel practices, Master Distributor’s marketing and promotion, Master Distributor’s customers, and Master Distributor’s service areas and methods. The relationship created hereby between the parties is solely that of supplier and distributor. If any provision of this Agreement is deemed to create a franchise or business opportunity relationship between the parties, then the parties shall negotiate in good faith to modify this Agreement so as to effect the parties’ original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a distribution agreement and not a franchise or business opportunity agreement.

Section 17.18 Non-Solicitation. Neither party will solicit and/or offer employment to or hire as a contractor for service, nor accept for employment or hire as a contractor for service, the other party’s personnel, including independent contractors during the Term of this Agreement and for a period continuing for twelve (12) months subsequent to the termination of the Agreement inclusive of any extension thereof; provided, however, that the foregoing restriction shall not apply to solicitations directed at the public in general.

[Signature Page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

CREATIVE REALITIES, INC.

By:	/s/ Richard Mills

Name:	Richard Mills

Its:	Chief Executive Officer

INREALITY, LLC

By	/s/ Ron Levac

Name:	Ron Levac

Its:	Chief Executive Officer

ADDENDUM A

TERRITORY ADDENDUM

(United States)

ADDENDUM B

TERRITORY ADDENDUM

(Canada)

SCHEDULE 1

LIST OF GOODS

SCHEDULE 2

BILLING AND SUPPORT FOR

OUT-OF-SCOPE PRODUCTS

SCHEDULE 3

MASTER DISTRIBUTOR’S TRADEMARKS

SCHEDULE 4

SELLER’S TRADEMARKS

EXHIBIT A

SERVICE LEVEL AGREEMENT